As filed with the Securities and Exchange Commission on December 14, 2006
Registration No. 333-138747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TARGA RESOURCES PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	4922	65-1295427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 Louisiana, Suite 4300
Houston, Texas 77002
(713) 584-1000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Rene R. Joyce
Chief Executive Officer
1000 Louisiana, Suite 4300
Houston, Texas 77002
(713) 584-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman Christopher S. Collins Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Joshua Davidson Douglass M. Rayburn Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and The NASDAQ Global Market listing fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee	$43,412
NASD filing fee	41,072
Nasdaq National Market listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*

TOTAL	$4,000,000

*	To be provided by amendment

ITEM 14.	Indemnification of Directors and Officers

The partnership agreement of Targa Resources Partners L.P. provides that the partnership will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless its general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner, including the Guarantor and any Subsidiary Guarantor, or any Departing Partner, any person who is or was a member, partner, officer, director, fiduciary or trustee of the general partner, any Departing Partner, any Group Member (as defined therein) or any affiliate of the general partner, any Departing Partner or any Group Member, or any person who is or was serving at the request of the general partner, including the Guarantor and any Subsidiary Guarantor, or any affiliate of the general partner, or any Departing Partner or any affiliate of any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another person, or any person that the general partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified under the partnership agreement. Any indemnification under these provisions will be only out of the assets of the partnership.

Targa Resources Partners L.P. is authorized to purchase (or to reimburse their respective general partners for the costs of) insurance against liabilities asserted against and expenses incurred by their respective general partners, their affiliates and such other persons as the respective general partners may determine and described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. Each general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the applicable general partner, including liabilities under the Securities Act.

ITEM 15.	Recent Sales of Unregistered Securities

On October 23, 2006, in connection with the formation of Targa Resources Partners LP, or the Partnership, the Partnership issued to (i) Targa Resources GP LLC the 2% general partner interest in the Partnership for $20 and (ii) to each of Targa GP Inc. and Targa LP Inc. a 49% limited partner interest in the Partnership for $490 in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	Exhibits and Financial Statement Schedules

a. Exhibits:

1	.1+	—	Form of Underwriting Agreement
3	.1+	—	Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP
3	.2**	—	Certificate of Limited Partnership of Targa Resources Partners LP
4	.1+	—	Specimen Unit Certificate representing common units
5	.1+	—	Opinion of Vinson & Elkins LLP relating to the legality of the securities being registered
8	.1+	—	Opinion of Vinson & Elkins LLP relating to tax matters
10	.1+	—	Form of Indemnification Agreement
10	.2+	—	2006 Incentive Plan
10	.3+	—	Form of Credit Agreement
10	.4+	—	Form of Omnibus Agreement
10	.5*	—	Gas Gathering and Purchase Agreement by and between Burlington Resources Oil & Gas Company LP, Burlington Resources Trading Inc. and Targa Midstream Services Limited Partnership
10	.6+	—	Form of Natural Gas Purchase Agreement with Targa Gas Marketing LLC
10	.7+	—	Form of NGL and Condensate Purchase Agreement with Targa Liquids Marketing and Trade
10	.8+	—	Form of Contribution Agreement
21	.1+	—	Subsidiaries of Targa Resources Partners LP
23	.1**	—	Consent of Pricewaterhouse Coopers, LLP
23	.2**	—	Consent of Vinson & Elkins LLP (Contained in Exhibit 5.1)
23	.3**	—	Consent of Peter R. Kagan to be named as Director
24.1		—	Power of Attorney (included on signature page)

*	Filed herewith; portions of this exhibit have been omitted pursuant to a request for confidential treatment

**	Previously filed

+	To be filed by amendment

b. Financial Statement Schedules

ITEM 17.	Undertakings

The undersigned Registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

(c) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on December 14, 2006.

TARGA RESOURCES PARTNERS LP

By:	TARGA RESOURCES GP LLC,
Its general partner

By:	/s/ Jeffrey J. McParland
Name: Jeffrey J. McParland

Title:	Executive Vice President, Chief
Financial Officer, Treasurer and
Director (Principal Financial)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date

* Rene R. Joyce		Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2006

/s/ Jeffrey J. McParland Jeffrey J. McParland		Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial)	December 14, 2006

* John R. Sparger		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 14, 2006

*By:	/s/ Jeffrey J. McParland Jeffrey J. McParland Attorney-in-Fact

EXHIBIT INDEX

1	.1+	—	Form of Underwriting Agreement
3	.1+	—	Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP
3	.2**	—	Certificate of Limited Partnership of Targa Resources Partners LP
4	.1+	—	Specimen Unit Certificate representing common units
5	.1+	—	Opinion of Vinson & Elkins LLP relating to the legality of the securities being registered
8	.1+	—	Opinion of Vinson & Elkins LLP relating to tax matters
10	.1+	—	Form of Indemnification Agreement
10	.2+	—	2006 Incentive Plan
10	.3+	—	Form of Credit Agreement
10	.4+	—	Form of Omnibus Agreement
10	.5*	—	Gas Gathering and Purchase Agreement by and between Burlington Resources Oil & Gas Company LP, Burlington Resources Trading Inc. and Targa Midstream Services Limited Partnership
10	.6+	—	Form of Natural Gas Purchase Agreement with Targa Gas Marketing LLC
10	.7+	—	Form of NGL and Condensate Purchase Agreement with Targa Liquids Marketing and Trade
10	.8+	—	Form of Contribution Agreement
21	.1+	—	Subsidiaries of Targa Resources Partners LP
23	.1**	—	Consent of Pricewaterhouse Coopers, LLP
23	.2**	—	Consent of Vinson & Elkins LLP (Contained in Exhibit 5.1)
23	.3**	—	Consent of Peter R. Kagan to be named as Director
24.1		—	Power of Attorney (included on signature page)

*	Filed herewith; portions of this exhibit have been omitted pursuant to a request for confidential treatment

**	Previously filed

+	To be filed by amendment